FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Pat Ball
Senior Vice President, Strategic Resources Group
800-818-1498

Team Health Holdings, Inc. Announces Second Quarter 2015
Financial Results

Conference Call Date Changed to Today, August 4, 2015, at 9:00 a.m. (Eastern Time)

Second Quarter 2015 Highlights:

▪	Net Revenue increased to $878.0 million; 30.1% over second quarter of 2014

▪	Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") were $28.9 million; $51.2 million after adjustments

▪	Diluted net earnings per share of $0.39; Adjusted EPS of $0.70

▪	Adjusted EBITDA increased 15.2% to $99.4 million
2015 Outlook:

▪	Projected 2015 net revenue growth increased to a range of 24.0% to 26.0%; Adjusted EBITDA margin remains between 10.5% and 11.0%
Agreement with IPC Healthcare:

▪	Company enters definitive agreement to acquire IPC Healthcare to create leading physician services organization

KNOXVILLE, Tenn. - August 4, 2015 - Team Health Holdings, Inc. ("TeamHealth" or the "Company") (NYSE: TMH), a leading provider of outsourced physician staffing solutions for hospitals in the United States, today announced results for its second quarter of 2015.

"We are extremely pleased with our financial results as we generated another quarter of double digit revenue, earnings and Adjusted EBITDA growth. These results reflect our second straight quarter of revenue growth in excess of 30%, as we benefited from strong performance across all of our growth drivers and experienced continued strong momentum across our business," said TeamHealth President and Chief Executive Officer, Mike Snow.
"Second quarter consolidated revenue growth was driven by positive contributions from acquisitions, net new contract sales, and same contract results. Similar to our results in Q1, the Company continued to benefit from the significant number of transactions we closed in 2014 and 2015, as the financial performance of our recent acquisitions was the most significant driver of our revenue increase in the quarter. Net new contracts were the second largest contributor to our revenue growth, as hospitals and physician groups are increasingly turning to TeamHealth for our best in class healthcare solutions. In addition, we experienced robust patient volume growth and continued to see a reduction in the percentage of uninsured patients that we treat that helped contribute to solid same contract performance. These results reflect our integrated and complementary approach to achieving our financial targets.
"As a result of our financial performance in the first half of 2015, and our current expectations about operating trends and growth opportunities for the remainder of the year, we have increased our estimates for net revenue growth for fiscal year 2015 to range between $3.50 billion and $3.55 billion, reflecting an annual growth rate of 24.0% to 26.0%. We continue to target an Adjusted EBITDA margin of between 10.5% and 11.0%. We remain confident in our ability to execute in the current environment and provide support to our affiliated clinicians and hospital partners while achieving our operational and financial goals for 2015," concluded Mr. Snow.
Agreement to Acquire IPC Healthcare
In a separate announcement issued today, TeamHealth announced a definitive agreement to acquire IPC Healthcare Inc. (“IPC Healthcare”) (Nasdaq: IPCM), a leading national acute hospitalist and post-acute provider organization, in an all-cash transaction with an enterprise value of approximately $1.6 billion or $80.25 per share.
“This is an important strategic and logical next step for TeamHealth, and we have found the right partner in IPC Healthcare,” said Mr. Snow. “This combination brings together two physician-centric companies to create the leading physician services organization with an enhanced financial and strategic position that we believe will benefit our clinicians, hospital partners, employees and shareholders.”
 2015 Second Quarter Results

Net revenue increased 30.1% to $878.0 million from $675.1 million in the second quarter of 2014. Acquisitions contributed 20.5%, net sales growth contributed 5.1%, and same contract revenue contributed 4.4% of the increase in quarter-over-quarter growth in net revenue. Within the acquisitions category, new hospital contracting opportunities that were initially developed by our sales and marketing process contributed 5.7% of overall net revenue growth between quarters.
Same contract revenue increased $29.6 million, or 4.7%, to $661.9 million from $632.3 million in the second quarter of 2014. A 6.1% increase in same contract volumes contributed 4.4% to same contract growth while an increase in estimated collections on fee for service visits provided a 0.2% increase in same contract revenue growth between quarters. The increase in estimated collections per visit was constrained by a reduction in Medicaid parity revenue in the current quarter. Contract and other revenue contributed 0.1% to same contract revenue growth between quarters. Acquisitions contributed $138.7 million of revenue growth and net new contract revenue increased by $34.6 million between quarters. The benefit from Medicaid parity revenue recognized in the second quarter of 2015 was $0.4 million. The second quarter of 2014 Medicaid parity revenue was $8.5 million, of which $8.0 million is same contract. The decline in parity revenue between periods constrained consolidated revenue growth by 1.2% and same contract revenue growth by 1.3% between quarters.
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended June 30,
	2014	2015	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contracts:
Fee for service revenue	$480,270	$509,567	6.1%	4.3%
Contract and other revenue	152,037	152,334	0.2%	—%
Total same contracts	632,307	661,901	4.7%	4.4%
New contracts, net of terminations:
Fee for service revenue	16,767	52,048	210.4%	5.2%
Contract and other revenue	18,551	17,882	(3.6)%	(0.1)%
Total new contracts, net of terminations	35,318	69,930	98.0%	5.1%
Acquired contracts:
Fee for service revenue	7,132	124,169	1,641.0%	17.3%
Contract and other revenue	313	21,955	6,914.4%	3.2%
Total acquired contracts	7,445	146,124	1,862.7%	20.5%
Consolidated:
Fee for service revenue	504,169	685,784	36.0%	26.9%
Contract and other revenue	170,901	192,171	12.4%	3.2%
Total net revenue	$675,070	$877,955	30.1%	30.1%

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended June 30,
	2014	2015	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	2,793	2,962	6.1%
New and acquired contracts, net of terminations	163	1,034	534.4%
Total fee for service visits and procedures	2,956	3,996	35.2%
Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") for the quarter were $28.9 million, or $0.39 diluted net earnings per share, compared to net earnings of $30.2 million, or $0.42 diluted net earnings per share, in the second quarter of 2014. The financial results for the second quarter of 2015 included $7.9 million of contingent purchase and other acquisition compensation expense ($7.0 million after-tax), and non-cash amortization expense of $21.2 million ($15.3 million after-tax). Excluding these items, net earnings for the second quarter of 2015 would have been $51.2 million and Adjusted EPS would have been $0.70 per share. Financial results for the second quarter of 2014 included $9.3 million of contingent purchase and other acquisition compensation expense ($6.4 million after-tax), and non-cash amortization expense of $11.1 million ($7.5 million after-tax). Excluding these items, net earnings for the second quarter of 2014 would have been $44.1 million and Adjusted EPS would have been $0.61 per share.
See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following table set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Three Months Ended June 30,
	2014		2015
	(in thousands, except for share data)
Diluted weighted average shares outstanding	71,898		73,602
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$30,203	$0.42	$28,935	$0.39
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(2,883) and $(877) for 2014 and 2015, respectively	6,371	0.09	6,979	0.09
Amortization expense, net of tax of $(3,573) and $(5,859) for 2014 and 2015, respectively	7,513	0.10	15,316	0.21
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$44,087	$0.61	$51,230	$0.70

Cash flow provided by operations for the quarter was $15.6 million compared to $40.5 million in the second quarter of 2014. There were $5.0 million of contingent purchase payments made in the second quarter of 2015 and $1.2 million contingent purchase payments in 2014. Excluding the impact of the contingent purchase payments in 2015 and 2014, operating cash flows were $20.6 million in 2015 compared to $41.6 million in 2014. The reduction in operating cash flow in the second quarter of 2015 reflects an increased level of accounts receivable funding associated with growth in the number of new and acquired contracts when compared to the prior year. As of June 30, 2015, net accounts receivable were $601.0 million compared to $500.6 million as of December 31, 2014. Net days in accounts receivable were 63.0 days compared to 59.0 days at December 31, 2014.
Adjusted EBITDA for the quarter increased 15.2% to $99.4 million from $86.2 million in the second quarter of 2014, and Adjusted EBITDA margin was 11.3% in 2015 compared to 12.8% in 2014. Excluding the impact of Medicaid parity in both periods (assuming an Adjusted EBITDA margin of approximately 70% on parity revenue), Adjusted EBITDA margin would have been 11.3% in the second quarter of 2015 and 12.0% in 2014. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.

The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Three Months Ended June 30,
	2014	2015
	(In thousands)
Net earnings attributable to Team Health Holdings, Inc.	$30,203	$28,935
Interest expense, net	3,429	4,571
Provision for income taxes	19,630	21,186
Depreciation	4,918	5,560
Amortization	11,086	21,175
Other (income) expenses, net(a)	(1,590)	961
Contingent purchase and other acquisition compensation expense(b)	9,254	7,856
Transaction costs(c)	1,609	2,215
Equity based compensation expense(d)	6,374	5,670
Insurance subsidiaries interest income	498	519
Severance and other charges	833	729
Adjusted EBITDA	$86,244	$99,377

a.	Reflects gain or loss on disposal of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

b.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense associated with acquisitions.

c.	Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activity.

d.	Reflects costs related to equity awards granted under the Team Health Holdings, Inc. 2009 Amended and Restated Stock Incentive Plan and the 2010 Nonqualified Stock Purchase Plan.
As of June 30, 2015, the Company had cash and cash equivalents of approximately $51.3 million and total outstanding debt of $868.3 million. The outstanding debt as of June 30, 2015 includes borrowings under its revolving credit facility in the amount of $279.5 million incurred to fund the Company's recently completed acquisitions. As of June 30, 2015 the Company had $370.5 million of available borrowings under its revolving credit facilities (without giving effect to $6.4 million of undrawn letters of credit).
2015 First Six Month Results
Net revenue in the six months ended June 30, 2015 increased 30.5% to $1.72 billion from $1.32 billion for the same period of 2014. Acquisitions contributed 20.3%, same contract revenue contributed 5.6%, and net sales growth contributed 4.6% of the increase in year over year growth in net revenue. Within the acquisitions category, new hospital contracting opportunities that were initially developed by our sales and marketing process contributed 5.5% of overall net revenue growth between years.
Same contract revenue for the six months ended June 30, 2015 increased $73.6 million, or 6.1%, to $1.29 billion from $1.22 billion in the same period a year ago. Increases in same contract volume of 7.6% contributed 5.5% to growth while a 0.5% increase in estimated collections on fee for service visits provided a 0.6% increase in same contract revenue growth between periods. Contract and other revenue was flat between periods. Acquisitions contributed $267.9 million of growth between periods and net new contract revenue increased by $60.3 million. The benefit from Medicaid parity revenue recognized in the six months ended June 30, 2015 was $1.9 million, of which $0.7 million was same contract revenue compared to $17.3 million in 2014, of which $16.4 million was same contract revenue. The decrease in Medicaid parity revenue constrained consolidated revenue growth by 1.2% and same contract revenue growth by 1.3% between periods.
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Six Months Ended June 30,
	2014	2015	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contracts:
Fee for service revenue	$915,211	$988,934	8.1%	5.6%
Contract and other revenue	300,381	300,216	(0.1)%	—%
Total same contracts	1,215,592	1,289,150	6.1%	5.6%
New contracts, net of terminations:
Fee for service revenue	44,235	108,919	146.2%	4.9%
Contract and other revenue	43,987	39,600	(10.0)%	(0.3)%
Total new contracts, net of terminations	88,222	148,519	68.3%	4.6%
Acquired contracts:
Fee for service revenue	12,070	238,129	1,872.9%	17.2%
Contract and other revenue	836	42,641	5,000.6%	3.2%
Total acquired contracts	12,906	280,770	2,075.5%	20.3%
Consolidated:
Fee for service revenue	971,516	1,335,982	37.5%	27.7%
Contract and other revenue	345,204	382,457	10.8%	2.8%
Total net revenues	$1,316,720	$1,718,439	30.5%	30.5%

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Six Months Ended June 30,
	2014	2015	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	5,376	5,782	7.6%
New and acquired contracts, net of terminations	377	2,039	440.8%
Total fee for service visits and procedures	5,753	7,821	35.9%

Net earnings attributable to Team Health Holdings, Inc. were $57.0 million in the six months ended June 30, 2015, or $0.78 diluted net earnings per share, compared to net earnings of $54.0 million, or $0.75 diluted net earnings per share, in the same period of 2014. The 2015 financial results included $15.8 million ($13.8 million after-tax) of contingent purchase and other acquisition compensation expense, and non-cash amortization expense of $41.5 million ($29.8 million after-tax). Excluding these items, net earnings for the six months of 2015 would have been $100.6 million and Adjusted EPS would have been $1.38 per share. Financial results for the same period in 2014 included $19.4 million of contingent purchase and other acquisition compensation expense ($13.3 million after-tax), and non-cash amortization expense of $22.2 million ($15.1 million after-tax). Excluding these adjustments, net earnings for the same period in 2014 would have been $82.4 million and Adjusted EPS would have been $1.15 per share.
See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following tables set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Six Months Ended June 30,
	2014		2015
	(in thousands, except for share data)
Diluted weighted average shares outstanding	71,722		73,137
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$54,048	0.75	$56,989	0.78
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(6,064) and $(1,947) for 2014 and 2015, respectively	13,334	0.19	13,813	0.19
Amortization expense, net of tax of $(7,161) and $(11,615) for 2014 and 2015, respectively	15,051	0.21	29,837	0.41
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$82,433	$1.15	$100,639	$1.38

Cash flow provided by operations for the six months ended June 30, 2015 was $18.2 million compared to $74.6 million in 2014. There were $8.9 million contingent purchase payments in 2015 and $1.2 million contingent purchase payments in 2014. Excluding the impact of the 2015 and 2014 contingent purchase payments, operating cash flows were $27.1 million in 2015 and $75.9 million in 2014. The decline in operating cash flow between periods was due primarily to an increased level of accounts receivable funding associated with increased revenue growth in 2015.

Adjusted EBITDA increased 19.4% to $188.7 million from $158.0 million in the six months ended June 30, 2014, and Adjusted EBITDA margin was 11.0% compared to 12.0% for the same period in 2014. Excluding the impact of Medicaid parity in both years, Adjusted EBITDA margin would have been 10.9% in 2015 and 11.2% in 2014. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.
The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Six Months Ended June 30,
	2014	2015
	(in thousands)
Net earnings attributable to Team Health Holdings, Inc.	$54,048	$56,989
Interest expense, net	6,837	8,560
Provision for income taxes	35,647	42,341
Depreciation	9,489	11,134
Amortization	22,212	41,452
Other (income) expenses, net(a)	(3,750)	(2,321)
Contingent purchase and other acquisition compensation expense(b)	19,398	15,760
Transaction costs(c)	2,627	3,301
Equity based compensation expense(d)	9,348	9,213
Insurance subsidiaries interest income	998	1,023
Severance and other charges	1,181	1,247
Adjusted EBITDA	$158,035	$188,699

a.	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

b.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense activity associated with acquisitions.

c.	Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activities.

d.	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Amended and Restated Stock Incentive Plan and the 2010 Nonqualified Stock Purchase Plan.

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2014	June 30, 2015
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$20,094	$51,303
Accounts receivable, less allowance for uncollectibles of $409,851 and $475,387 in 2014 and 2015, respectively	500,633	601,032
Prepaid expenses and other current assets	46,469	55,969
Receivables under insured programs	23,623	19,345
Income tax receivable	8,935	4,968
Total current assets	599,754	732,617
Insurance subsidiaries' and other investments	112,946	103,192
Property and equipment, net	62,117	67,537
Other intangibles, net	341,194	336,601
Goodwill	724,979	781,946
Deferred income taxes	21,113	23,993
Receivables under insured programs	50,625	64,742
Other	61,994	59,946
	$1,974,722	$2,170,574
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,616	$45,817
Accrued compensation and physician payable	283,033	269,955
Other accrued liabilities	153,137	138,296
Current maturities of long-term debt	227,750	305,750
Deferred income taxes	38,272	36,170
Total current liabilities	742,808	795,988
Long-term debt, less current maturities	577,500	562,500
Other non-current liabilities	231,778	286,660
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 71,283 and 72,390 shares issued and outstanding at December 31, 2014 and June 30, 2015, respectively)	713	724
Additional paid-in capital	696,996	742,076
Accumulated deficit	(278,855)	(221,866)
Accumulated other comprehensive earnings	1,695	1,095
Team Health Holdings, Inc. shareholders' equity	420,549	522,029
Noncontrolling interests	2,087	3,397
Total shareholders' equity including noncontrolling interests	422,636	525,426
	$1,974,722	$2,170,574

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended June 30,
	2014	2015
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$1,166,615	$1,466,984
Provision for uncollectibles	491,545	589,029
Net revenue	675,070	877,955
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	510,070	687,540
Professional liability costs	23,623	27,279
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $9,254 and $7,856 in 2014 and 2015, respectively)	72,023	78,586
Other (income) expenses, net	(1,590)	961
Depreciation	4,918	5,560
Amortization	11,086	21,175
Interest expense, net	3,429	4,571
Transaction costs	1,609	2,215
Earnings before income taxes	49,902	50,068
Provision for income taxes	19,630	21,186
Net earnings	30,272	28,882
Net earnings (loss) attributable to noncontrolling interests	69	(53)
Net earnings attributable to Team Health Holdings, Inc.	$30,203	$28,935

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.43	$0.40
Diluted	$0.42	$0.39
Weighted average shares outstanding
Basic	70,154	71,956
Diluted	71,898	73,602

Other comprehensive earnings (loss), net of tax:
Net change in fair value of investments, net of tax of $248 and $(340) for 2014 and 2015, respectively	461	(573)
Comprehensive earnings	30,733	28,309
Comprehensive earnings (loss) attributable to noncontrolling interests	69	(53)
Comprehensive earnings attributable to Team Health Holdings, Inc.	$30,664	$28,362

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Six Months Ended June 30,
	2014	2015
	(In thousands, except per share data)
Net revenues before provision for uncollectibles	$2,270,788	$2,865,273
Provision for uncollectibles	954,068	1,146,834
Net revenues	1,316,720	1,718,439
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	1,011,350	1,351,005
Professional liability costs	43,918	53,897
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $19,398 and $15,760 in 2014 and 2015, respectively)	134,200	152,148
Other (income) expenses, net	(3,750)	(2,321)
Depreciation	9,489	11,134
Amortization	22,212	41,452
Interest expense, net	6,837	8,560
Transaction costs	2,627	3,301
Earnings before income taxes	89,837	99,263
Provision for income taxes	35,647	42,341
Net earnings	54,190	56,922
Net earnings (loss) attributable to noncontrolling interests	142	(67)
Net earnings attributable to Team Health Holdings, Inc.	$54,048	$56,989

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.77	$0.80
Diluted	$0.75	$0.78
Weighted average shares outstanding
Basic	69,996	71,666
Diluted	71,722	73,137

Other comprehensive earnings (loss), net of tax:
Net change in fair value of investments, net of tax of $573 and $(337) for 2014 and 2015, respectively	1,063	(600)
Comprehensive earnings	55,253	56,322
Comprehensive earnings (loss) attributable to noncontrolling interests	142	(67)
Comprehensive earnings attributable to Team Health Holdings, Inc.	$55,111	$56,389

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flow

	Three Months Ended June 30,
	2014	2015
	(In thousands)
Operating Activities
Net earnings	$30,272	$28,882
Adjustments to reconcile net earnings:
Depreciation	4,918	5,560
Amortization	11,086	21,175
Amortization of deferred financing costs	253	364
Equity based compensation expense	6,374	5,670
Provision for uncollectibles	491,545	589,029
Deferred income taxes	(6,698)	(10,140)
Gain on sale of equipment	(507)	—
Equity in joint venture income	(1,203)	(938)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(510,485)	(638,236)
Prepaids and other assets	(15,817)	(14,443)
Income tax accounts	(13,330)	(11,094)
Accounts payable	1,205	(691)
Accrued compensation and physician payable	28,632	29,210
Contingent purchase liabilities	7,616	2,869
Other accrued liabilities	(418)	(3,594)
Professional liability reserves	7,014	12,008
Net cash provided by operating activities	40,457	15,631
Investing Activities
Purchases of property and equipment	(6,078)	(7,532)
Cash paid for acquisitions, net	(4,063)	(51,496)
Proceeds from the sale of investments	—	369
Net proceeds from disposition of assets held for sale	—	250
Purchases of investments at insurance subsidiaries	(19,513)	(25,854)
Proceeds from investments at insurance subsidiaries	16,939	32,920
Net cash used in investing activities	(12,715)	(51,343)
Financing Activities
Payments on long-term debt	(4,062)	(3,750)
Proceeds from revolving credit facility	—	397,000
Payments on revolving credit facility	—	(345,000)
Contributions from noncontrolling interests	211	357
Distributions to noncontrolling interests	(122)	—
Proceeds from the issuance of common stock under stock purchase plans	1,903	3,445
Proceeds from exercise of stock options	6,729	10,945
Tax benefit from exercise of stock options	4,393	6,649
Net cash provided by financing activities	9,052	69,646
Net increase in cash and cash equivalents	36,794	33,934
Cash and cash equivalents, beginning of period	56,603	17,369
Cash and cash equivalents, end of period	$93,397	$51,303
Supplemental cash flow information:
Interest paid	$3,680	$5,058
Taxes paid	$35,606	$36,456

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2014	2015
	(In thousands)
Operating Activities
Net earnings	$54,190	$56,922
Adjustments to reconcile net earnings:
Depreciation	9,489	11,134
Amortization	22,212	41,452
Amortization of deferred financing costs	506	727
Equity based compensation expense	9,348	9,213
Provision for uncollectibles	954,068	1,146,834
Deferred income taxes	(8,635)	(14,578)
Gain on sale of equipment	(2,349)	(400)
Equity in joint venture income	(2,130)	(1,714)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(985,555)	(1,244,045)
Prepaids and other assets	(8,460)	(9,753)
Income tax accounts	(1,291)	3,967
Accounts payable	1,146	5,555
Accrued compensation and physician payable	984	(10,710)
Contingent purchase liabilities	16,340	6,872
Other accrued liabilities	1,774	(2,178)
Professional liability reserves	12,993	18,870
Net cash provided by operating activities	74,630	18,168
Investing Activities
Purchases of property and equipment	(11,997)	(17,364)
Sale of property and equipment	2,776	—
Cash paid for acquisitions, net	(6,517)	(84,792)
Proceeds from the sale of investments	—	6,560
Net proceeds from disposition of assets held for sale	—	269
Purchases of investments at insurance subsidiaries	(31,488)	(44,935)
Proceeds from investments at insurance subsidiaries	25,283	51,187
Net cash used in investing activities	(21,943)	(89,075)
Financing Activities
Payments on long-term debt	(8,125)	(7,500)
Proceeds from revolving credit facility	27,500	701,500
Payments on revolving credit facility	(27,500)	(631,000)
Contribution from noncontrolling interests	211	1,377
Distributions to noncontrolling interests	(122)	—
Proceeds from the issuance of common stock under stock purchase plans	1,903	3,445
Proceeds from exercise of stock options	8,678	20,519
Tax benefit from exercise of stock options	5,834	13,775
Net cash provided by financing activities	8,379	102,116
Net increase in cash and cash equivalents	61,066	31,209
Cash and cash equivalents, beginning of year	32,331	20,094
Cash and cash equivalents, end of year	$93,397	$51,303
Supplemental cash flow information:
Interest paid	$7,339	$9,380
Taxes paid	$40,043	$37,160

-continued-

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of the Company, IPC Healthcare and the combined businesses of the Company and IPC Healthcare. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the acquisition being completed within the anticipated timeframe or at all, the realization of the expected benefits of the acquisition, the Company’s, IPC Healthcare’s and the combined business’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this press release or in other statements attributable to the Company or IPC Healthcare are necessarily estimates reflecting the judgment of the Company's and IPC Healthcare’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such “forward-looking statements,” include but are not limited to the occurrence of any event that could give rise to a termination of the merger agreement, the risks that the proposed acquisition disrupts current plans and operations, current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed from time to time in the Company’s and IPC Healthcare’s filings with the Securities and Exchange Commission.

The Company's forward looking statements speak only as of the date hereof and the date they are made. The Company disclaims any intent or obligation to update “forward looking statements” made in this press release to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share ("Adjusted EPS") which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” in the release. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share” in the release. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively, contained in the release.

Adjusted EBITDA
We present Adjusted EBITDA as a supplemental measure of our performance. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.
Adjusted Earnings Per Share
We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase and other acquisition compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net earnings, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Financial Supplement and Updated Conference Call Date & Time
The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.teamhealth.com. TeamHealth will now hold its conference call today, August 4, 2015, at 9:00 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-866-610-1072, or for international callers, 1-973-935-2840. A replay will be available two hours after the call and can be accessed by dialing 1-855-859-2056, or for international callers, 1-404-537-3406. The passcode for the live call and the replay is 4570732. The replay will be available until August 11, 2015.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is a leading provider of outsourced physician staffing solutions for hospitals in the United States. Through its 21 regional locations and multiple service lines, TeamHealth's more than 14,000 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 1,000 civilian and military hospitals, clinics, and physician groups in 47 states. In 2015, TeamHealth was named among "The World's Most Admired Companies" by Fortune Magazine and among "150 Great Places to Work in Healthcare" by Becker's Hospital Review. In 2014, TeamHealth was named among "America's 100 Most Trustworthy Companies" by Forbes magazine. Unless the context requires otherwise, references to “TeamHealth,” “we,” “our,” “us” and the “Company” or “Organization” refer to Team Health Holdings, Inc., its  subsidiaries and its affiliates, including its affiliated medical groups, all of which are part of the TeamHealth system. Separate subsidiaries or other affiliates of Team Health Holdings, Inc. carry out all operations and employ all employees within the TeamHealth system. The terms “clinical providers,” “TeamHealth physicians or providers,” “affiliated providers,” “our providers” or “our clinicians” and similar terms mean and include: (i) physicians and other healthcare providers who are employed by subsidiaries or other affiliated entities of Team Health Holdings, Inc., and (ii) physicians and other healthcare providers who contract with subsidiaries or other affiliated entities of Team Health Holdings, Inc. All such physicians and other healthcare providers exercise their independent professional clinical judgment when providing clinical patient care. Team Health Holdings, Inc. does not contract with physicians to provide medical services nor does it practice medicine in any way. For more information about TeamHealth, visit www.teamhealth.com.